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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 12, 2002, relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual Report to Shareholders of the Reserve Municipal Money-Market Trust (comprising Louisiana Municipal Money-Market Fund and Minnesota Municipal Money-Market Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 1, 2002